Exhibit 99.11
JOINT FILING AGREEMENT
The undersigned agree that this Schedule 13D/A dated April 23, 2015 relating to the Common Stock, par value $0.0001 per share, of Essex Rental Corp. shall be filed on behalf of the undersigned.

April 23, 2015
(Date)

Casey Capital, LLC*

By: /s/ Kevin M. Casey
Name: Kevin M. Casey Title: Managing Member
KC Gamma Opportunity Fund, LP

By: Casey Capital Management, LLC, its general partner By: /s/ Kevin M. Casey
Name: Kevin M. Casey Title: Managing Member
Kevin M. Casey*

/s/ Kevin M. Casey

Lee D. Keddie*

/s/ Lee D. Keddie